Exhibit 10.14

Scientific Advisory Board Agreement

This Scientific Advisory Board Agreement (the “Agreement”), shall be effective as of January 1, 2023 (the “Effective Date”), and is entered into by Acesis Biomed US, Inc., with a business address at 9233 Park Meadows Drive - Suite 108, Lone Tree, Colorado 80124, USA (the “Company”), and Peter Yiwen Liu, MD, PhD with a business address 1124 W Carson St Bldg RB1, Torrance, California 90502 (the “Advisor”). This Agreement shall replace and supersede any and all previous written agreements between the Company and Advisor regarding Scientific Advisory Board Services.

Witnesseth

Whereas, the Advisor is an employee of the Lundquist Institute for Biomedical Innovation at Harbor-UCLA Medical Center (the “Advisor’s Employer”)

Whereas, the Company desires to have the benefit of the Advisor’s knowledge and experience in the development of its technology base, and the Advisor desires to provide services to the Company, all as hereinafter provide in this agreement; and

Whereas the Company desires to have the Advisor serve as a member of the Company’s Scientific Advisory Board (the “SAB”), and the Advisor desires to serve as a member of the SAB related to the mission and services outlined in Exhibit I and Exhibit II.

Now, Therefore, in consideration of the promises and mutual agreements hereinafter set forth, effective the date hereof, the Company and the Advisor hereby agree as follows:

1. Scientific Advisory Board. The Company shall retain Dr. Liu as an Advisor and the Advisor shall serve the Company as a member of the SAB upon the terms and conditions hereinafter set forth. In serving the Company as a member of the SAB, the Advisor is acting in his individual capacity and not as an employee or representative of the Advisor’s Employer.

2. Term. Subject to the terms and conditions hereinafter set forth, the term of the Advisor’s arrangement and service on the SAB (hereinafter referred to as the “Advisory Period”) shall commence on the Effective Date of this agreement and shall continue for a period of one (1) year subject to earlier termination as provided herein. This Agreement may be renewed annually by mutual consent of both parties.

3. SAB Member Duties.

3.1. During the Advisory Period, the Advisor shall serve as a member of the SAB and shall render to the Company or to the Company’s designee such services in the Advisor’s field of expertise and knowledge related to the technologies and business of the Company (the “Services”) and at such times and places as the Company may from time-to-time request. The Company shall give the Advisor reasonable advance notice of any services required of the Advisor hereunder.

3.2. All work to be performed by the Advisor for the Company shall be under the general supervision of the Company.

3.3. The Advisor shall devote his reasonable best efforts and ability to the performance of the duties attached to this obligation. All work to be performed by the Advisor for the Company shall be at times reasonably convenient to the Advisor, and nothing contained herein shall interfere with the Advisor’s duties and responsibilities to the Advisor’s Employer, or any teaching and administrative responsibilities that the Advisor may have. In order to assure that Advisor’s service to the Company does not interfere with Advisor’s obligations and duties to the Advisor’s Employer, the maximum number of days per fiscal year that Advisor will be required to serve the Company as a member of the SAB is 12 working days.

4. Compensation.

4.1. As compensation for the Advisor’s services hereunder, the Company shall pay Advisor, during the Advisory Period, an annual fee of Twenty-Five Thousand Dollars (US$25,000), payable in quarterly installments in arrears on the first day of January, April, July and October of each year.

4.2. Reimbursement of Expenses. The Company shall reimburse the Advisor for all reasonable and necessary expenses incurred or paid by the Advisor in connection with, or related to, the performance of his services under this Agreement. The Advisor shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Advisor amounts shown on each such statement within thirty (30) days after receipt thereof. Notwithstanding the foregoing, the Advisor shall not incur any expenses in excess of $3,000.00 in any calendar quarter without the prior written approval of the Company.

4.3. Benefits. The Advisor shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company. The Advisor acknowledges that the Company will not withhold taxes on any amounts paid to him hereunder and that Advisor is responsible for all tax withholding, social security, unemployment insurance and other similar payments.

5. Termination. The Company may, without prejudice to any right or remedy it may have due to any failure of the Advisor to perform his obligations under this Agreement, terminate the Advisory Period upon thirty (30) days’ prior written notice to the Advisor. The Advisor may, without prejudice to any right or remedy he may have due to any failure of the Company to perform its obligations under this Agreement, terminate this Agreement and the Advisory Period upon thirty (30) days’ prior written notice to the Company. In the event of an early termination of this Agreement, the Advisor shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 4.2. Such payments shall constitute full settlement of any and all claims of the Advisor of every description against the Company. Notwithstanding the foregoing, the Company may terminate the Advisory Period, effective immediately upon receipt of written notice, if the Advisor breaches or threatens to breach any provision of Sections 6, 7, 8 or 9. The following provisions shall survive termination of this Agreement: Sections 7, 8, 9 and 14.

6. Cooperation. In the performance of his obligations under this Agreement, the Advisor shall use his reasonable best efforts, shall reasonably cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Advisor to perform his obligations hereunder.

7. Inventions and Proprietary Information.

7.1.1 Company acknowledges that, as of the Effective Date, Advisor is an employee of the Lundquist Institute for Biomedical Innovation at Harbor-UCLA Medical Center and is subject to Institution policies, including policies related to assignment of intellectual property, conflicts of interest and protection of confidential information. In the event that any terms of this Agreement conflict with any Institution policies, the Institution policies shall control.

7.1.2 Advisor acknowledges that Company owns or controls intellectual property as described in Exhibit I. Advisor is only limited to advice for the Services described in Exhibit II and in the event, that Advisor contributes to new intellectual property arising from Services, ownership of such intellectual property shall follow inventorship as determined by US Patent Law. Pursuant to the above, Advisor has obligations to assign their rights, title and interest in any intellectual property to Advisor’s Employer Institute. The parties understand and agree that it is Advisor’s responsibility to ensure that the Services provided by Advisor hereunder do not infringe on Advisor’s obligations to Advisor’s Employer with respect to the Rules and Regulations of Advisor’s Employer.

7.2. Proprietary Information.

7.2.1. The Advisor acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information (as defined in subparagraph 7.2.2. below). The Advisor agrees that he will not, during the Advisory Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Company Proprietary Information without the Company’s permission.

7.2.2. For purposes of this Agreement, Proprietary Information shall mean all non-public information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, compounds, vendor information, trade secret, research, report, technical data, know-how, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, that is communicated to, learned of, developed or otherwise acquired by the Advisor in the course of his service as an advisor to the Company.

7.2.3. Proprietary Information excludes, and the Advisor’s obligations under this Section 7.2 shall not apply to, any information that (i) is or becomes known to the general public under circumstances involving no breach by the Advisor or others of the terms of this Section 7.2, (ii) is already known by the Advisor prior to the disclosure by Company, (iii) is learned by the Advisor from a third party authorized to disclose such information, (iv) is independently developed by the Advisor without use of the Company’s Proprietary Information, (v) is required by law (including statute, rule, regulation, order or other legal compulsion) to be disclosed, (vi) is generally disclosed to third parties by the Company without restriction on such third parties, or (vii) is approved for release by written authorization of the Chief Executive Officer for the Company.

7.2.4. Upon termination of this Agreement or at any other time upon request by the Company, the Advisor shall promptly deliver to the Company all Proprietary Information and all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) that relates to the Proprietary Information.

7.2.5. The Advisor represents that his retention as an advisor with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Advisor shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

7.2.6. The Advisor acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Advisor agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

7.3. Remedies. The Advisor acknowledges that any breach of the provisions of this Section 7 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Advisor agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Advisor and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

8. Advisor’s Obligations to Advisor’s Employer. Notwithstanding any of the other terms of this Agreement, and in exception thereto, the parties to this Agreement acknowledge and agree that Advisor is a employee of the Lundquist Institute for Biomedical Innovation at Harbor-UCLA Medical Center and therefore Advisor executes this Agreement subject to the Rules and Regulations of the Lundquist Institute for Biomedical Innovation at Harbor-UCLA Medical Center and all terms and conditions therein that apply to Advisor. Advisor has no right, power or authority to assign or enter into any other agreement with respect to intellectual property, confidential or other proprietary information owned by the Lundquist Institute for Biomedical Innovation at Harbor-UCLA Medical Center that is inconsistent with these Rules and Regulations. Additionally, the parties understand and agree that it is Advisor’s responsibility to ensure that the Services provided by Advisor hereunder do not infringe on Advisor’s obligations to Advisor’s Employer with respect to the Rules and Regulations of the Lundquist Institute for Biomedical Innovation at Harbor-UCLA Medical Center.

9. No Conflict of Interest; Non-Competition Agreement.

9.1. The Advisor represents and warrants to the Company that the Advisor currently has no agreement with, nor conflicting interests, nor any other obligation to, any third party that would conflict with the terms of this Agreement and the Business of the Company and in the areas of focus of Company’s intellectual property portfolio, nor shall the Advisor enter into any such agreement nor incur such an obligation, without the prior written consent of the Company. The Advisor further represents that the performance of the Services will not breach any agreement or obligation with any third party, including without limitation any obligation to refrain from engaging in activities that may compete with such party. The Advisor understands the confidential nature of the information and materials he will acquire or develop in performing his services under this Agreement. The Advisor acknowledges that if such information or materials were revealed to competitors of the Company, then such disclosure could cause damage to the Company. Therefore, for the duration of the Advisory Period and for one (1) year thereafter, the Advisor will obtain the written consent of the Company for his intention to engage in any activities that may compete with those of the Company. Notwithstanding the foregoing, nothing contained in this Section 9 or elsewhere in this Agreement shall interfere with, limit or otherwise adversely affect the Advisor’s freedom or ability to perform his duties and responsibilities for the Advisor’s Employer. The Company agrees not to unreasonably withhold or delay its consent to activities by the Advisor in areas with respect to which the Company either has no business or in which it does not intend to develop business.

9.2. During the term of this Agreement and for a period of one (1) year commencing on the expiration or termination (if earlier) of this Agreement, Advisor will not solicit, entice, persuade or induce any individual who is then, or has been within the preceding six-month period, an employee or consultant of the Company or any of its subsidiaries or affiliates to terminate his or his employment or consulting relationship with the Company or any of its subsidiaries or affiliates or to become employed by or enter into contractual relations with any other individual or entity, and the Advisor shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity. The term “affiliate” shall mean any person or entity that directly, or indirectly, through one or more intermediaries, is controlled or is controlled by, or is under common control of the Company.

9.3. Since a breach of the provisions of this Section 9 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith. Advisor agrees that the provisions of this Section 9 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 9 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

9.4. The provisions of this Section 9 shall survive any termination or expiration of this Agreement.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof and any and all such prior agreements, arrangements and communications shall be deemed terminated.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by the Company and the Advisor.

14. Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of Colorado.

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Advisor are personal and shall not be assigned by him.

16. Compliance with Policies. The Company recognizes that as an employee of a non-profit entity, the Advisor is responsible for ensuring that any agreement the Advisor enters into with a for-profit entity is not in conflict with the intellectual property, consulting, conflict-of-interest, and other policies of the Advisor’s Employer. The Advisor represents that he has made all of the required disclosures to the Advisor’s Employer and has obtained all necessary approvals of this Agreement from the appropriate authorities at the Advisor’s Employer.

17. Independent Contractor Status. The Advisor shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Advisor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

18. Taxes. The Advisor understands the Company is not providing any tax advice regarding compensation received under this agreement and that he/she should seek counsel from their own tax advisor. Advisor understands they are responsible for all United States federal, state or local taxes or foreign taxes resulting from compensation received from the Company. The Advisor acknowledges and agrees that the Advisor is obligated to report as income all compensation received by the Advisor pursuant to this Agreement. The Advisor agrees to and acknowledges the obligation to pay all self- employment and other taxes on such income. The obligations of the Advisor under this Section 18 shall survive the termination of this Agreement.

19. Miscellaneous.

19.1. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

19.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

19.3. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ADVISOR	ACESIS BIOMED US, INC.

/s/ Peter Yiwen Liu	/s/ Costas N. Karatzas
Peter Yiwen Liu, MD PhD Individually	Costas N. Karatzas, M.Sc., PhD Chief Executive Officer

EXHIBIT I

Acesis’s mission is to revolutionize the way men with hypogonadism (low testosterone) and related co- morbidities are treated. Acesis owns patents* that cover new molecular entities - peptides. The Company’s current activities include advancing our clinical lead peptide candidate towards the clinic for restoring testosterone production in hypogonadal men. Our lead peptides target a novel interactome discovered by Dr Papadopoulos (Scientific Founder of Acesis) enabling the restoration of cholesterol import through the mitochondrial membrane and thereby re-initiating the steroidogenic process in the Leydig cells.

* Current family of patents assigned to Acesis include:

●	Therapeutics for the induction of endogenous steroidogenesis and methods associated with their identification (WO2014197979A1); Abstract: The present disclosure provides agents capable of promoting endogenous steroid production (such as endogenous testosterone production) without altering the endogenous luteinizing hormone. The present disclosure also provides associated therapeutic methods as well as screening assays for identifying further therapeutic agents for the prevention, treatment and/or alleviations of symptoms associated with hypogonadism.

●	Testosterone-inducing peptide compounds and associated combinations (WO2020093142A1); Abstract: The present disclosure concerns peptide compounds of formula (I) or (II) and combinations thereof that can be administered orally for promoting endogenous steroid, and particularly testosterone, production: A-Xaa1Xaa2-Xaa3-Xaa4-Xaa5-Xaa6-Xaa7- Xaa8-B (I) A-Xaa1 -XaaA-XaaB-Xaa2-Xaa3 -Xaa4-Xaa5 -Xaa6-Xaa7 -XaaC-XaaD-XaaE-Xaa8-B (II)

The Company also owns additional intellectual property rights such as data, know how, copyrights, trade names, and improvements of its technology (whether or not patentable and whether or not copyrightable) in the United States and elsewhere.

EXHIBIT II

“Services and the Scope of Work”.

Advisor will be involved in the following activities in relation to the advancement of Acesis pipeline of therapeutic molecules as they relate to its preclinical and clinical development programs in the field of hypogonadism and related co-morbidities such as fatty liver disease, diabetes, Klinefelter syndrome etc. More specifically Advisor will be:

●	Participating in SAB meetings called by the Chairman of the SAB Dr Papadopoulos, at least once or twice per year. Members of the SAB are distinguished independent experts drawn from the fields of fundamental and clinical science, business etc., to provide a range of expertise required to act upon the SAB’s scope of work. Meetings may consist of face-to-face meetings, phone conferences or via electronic communication as deemed by the Chairman of the SAB

●	reviewing and providing feedback to scientific materials in advance of the SAB meetings

●	providing scientific input to the Company regarding its technology development programs

Advisor may occasionally be asked to attend Company’s Annual or business development meetings.